Exhibit 14.1

The Company’s Code of Conduct and Compliance

Who Should Follow This Code?

All directors, officers, employees, and others who work or act for the Company should adhere to the standards contained in this Code of Conduct and should consult the Code of Conduct for guidance when acting on behalf of the Company.

Your Personal Pledge to Do the Right Thing

This Code of Conduct represents a commitment to doing what is right. By working for the Company, you are agreeing to uphold this commitment. Understand the standards of the Code of Conduct that apply to your job—and always follow them. Those who fail to follow these standards put themselves, their co-workers, and the Company at risk.

The Company’s Code of Conduct is more than just descriptions of our standards. It is the centerpiece of a compliance and integrity program supported by our board of directors and senior officers. This program helps assure that all of us know and follow the laws that apply to us and conduct business with integrity.

The Company’s Compliance Officer

Administration of the compliance program is provided by Elizabeth Fisher, the Company’s Compliance Officer.

Waivers of the Code

This Code of Conduct is written to apply to all of us who work for the Company. In the unusual case where a provision of this Code should be waived, this may only be done through specific procedures. Any waivers of the Code for members of the board of directors or executive officers must be approved by either the audit committee or the full board of directors and disclosed, along with the reasons for the waiver, within five days in a Form 8-K. All other waivers must have the written approval of the Compliance Officer.

Honest and Ethical Conduct - Conflicts of Interest

Honest and Ethical Conduct

Our Company is committed to honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. We recognize that investors are harmed when the real or apparent private interest of a director, officer, or employee is in conflict with the interests of the Company. This occurs, for example, when someone receives improper personal benefits as a result of his or her position with the Company, or has other duties, responsibilities, or obligations that run counter to his or her duty to the Company.

Conflicts of Interest

Our employees have many activities in their lives outside the Company. A “conflict of interest” arises when an employee’s personal, social, financial or political activities have the potential of interfering with their loyalty and objectivity to the Company. Actual conflicts must be avoided, but even the appearance of a conflict of interest can be harmful, too.

Described below are common ways that conflicts of interest can arise.

1.               Outside Employment and Affiliations: A second job with, performing services for, or serving as a director or consultant for an organization that is a competitor, customer, business partner, or supplier of goods or services, raises an actual or possible conflict of interest. Some arrangements of this kind are always impermissible—for example, working for or providing services to anyone you deal with as part of your job.

You should review all outside affiliations with competitors, customers, business partners, or suppliers with your supervisor. You and your supervisor may seek further guidance from the Compliance Officer.

2.              Jobs and Affiliations of Close Relatives: The work activities of close relatives can create conflicts of interest, too. If you learn that a “close relative” works or performs services for any competitor, customer, business partner, or supplier, promptly notify your supervisor. You and your supervisor can then consult with the Compliance Officer.

3.              Boards of Directors: You may be asked at some time to serve on the board of directors of another organization and this can, in some cases, raise a conflict of interest or even a legal issue. Before accepting a position as a board member, always review this with the Compliance Officer.

Corporate Opportunities

Employees, officers, and directors also may not use Company property or information, or their positions with the Company, for personal gain. You should never take for yourself business opportunities that you learn about through your work at the Company. You should also never engage in any business activities that compete with the Company.

Honest and Ethical Conduct - Gifts and Entertainment

Receiving Gifts and Entertainment

Relationships with suppliers must be based entirely on sound business decisions and fair dealing. Business gifts and entertainment can build goodwill, but they can also make it harder to be objective about the person providing them. In short, gifts and entertainment can create their own “conflicts of interest.”

What are gifts and entertainment? Anything of value, including discounts, loans, cash, favorable terms on any product or service, services, prizes, transportation, use of another company’s vehicles or vacation facilities, stocks or other securities, participation in stock offerings, home improvements, tickets, and gift certificates. The potential list is endless—these are just examples.

Gifts and entertainment offered to employees and their close relatives fall into three categories.

1.              Usually okay

This category includes promotional items of nominal value, such as pens, calendars, and coffee mugs, which are given to customers in general. You do not need to obtain review or approval before accepting these kinds of items. Note: In some departments, more restrictive standards on gifts and entertainment may apply. Employees must be careful not to accept any gift or entertainment that violates such standards.

2.              Always wrong

Some types of gifts and entertainment are never permissible, and no one can approve these. You may never:

•                  accept any gift or entertainment that would be illegal or result in any violation of law

•                  accept any gift of cash or cash equivalent (such as gift certificates, loans, stock, stock options)

•                  accept or request anything as a “quid pro quo”—in other words, as part of an agreement to do anything in return for the gift or entertainment

•                  participate in any activity that you know would cause the person giving the gift or entertainment to violate his or her own employer’s standards

3. Requires approval.

Gifts and entertainment that do not fit into the first two categories may or may not be acceptable. Examples in this category include:

•                  gifts and entertainment from a single source with an annual fair market value that is more than nominal

•                  special events, such as a World Series or Super Bowl game or a major golf tournament

Before offering or accepting these kinds of gifts or entertainment, you need to get approval from your supervisor, who may consult with the Compliance Officer.

Full, Fair, Accurate, Timely and Understandable Disclosure

Financial Integrity

The Company must always strive to retain the trust of our investors. The disclosures we make to the SEC and our investors are the essential source of information about the Company for regulators and investors. In any reports and documents that the Company files with, or submits to, the SEC or any other governmental agency, and in our other public communications, our disclosures will always be full, fair, accurate, timely, and understandable.

Accurate and Complete Books, Records and Accounting

A company’s credibility is judged in many ways—and one very important way is the integrity of its books, records and accounting. In addition to our own commitment to accurately report financial performance, the Company is required by securities laws to report in accordance with generally accepted accounting principles.

Every director, officer, and employee of the Company must help ensure that reporting of business information, computerized, paper or otherwise, is accurate, complete, and timely. This includes accurately booking costs, sales, time sheets, vouchers, bills, payroll and benefits records, regulatory data, and other essential Company information.

In addition, all employees must:

•                  follow all laws, external accounting requirements and Company procedures for reporting financial information

•                  never deliberately make a false or misleading entry in a report or record

•                  never alter or destroy Company records except as authorized by established policies and procedures

•                  never sell, transfer or dispose of Company assets without proper documentation and authorization

•                  cooperate with our internal and external auditors

•                  contact the accounting department with any questions about the proper recording of financial transactions

The goal of accurate accounting and financial reporting requires compliance with rules from the Securities and Exchange Commission, the Financial Accounting Standards Board, and other regulatory organizations. If you have questions about accounting and financial reporting standards, contact the Company’s Accounting Department.

Compliance with Laws, Rules and Regulations

Compliance with Applicable Laws

The Company is committed to compliance with all applicable governmental laws, rules, and regulations. No one is authorized to direct you to break the law.

Insider Trading

In order to protect the investing public, securities laws make it illegal for those with “inside information” to buy or sell securities (stocks, bonds, options, etc.).

“Inside information” means information that:

•                  is not available to the public, and

•                  is “material.”

What is material information? It is information that a reasonable investor would likely consider important in deciding whether to purchase or sell a security.

Many of our employees may have inside information simply by virtue of their positions. Inside information might include, for example:

•                  new offerings by the Company

•                  significant new contracts

•                  dividend information

•                  mergers, acquisitions, and joint ventures

•                  major developments in litigation

•                  earnings statements and forecasts

•                  expected governmental actions

•                  major business transactions

If you have knowledge of any of these kinds of information—and the information is non-public—this is inside information, and no employee may buy or sell securities using it.

You may not tip someone else. The rule about inside information also applies to people outside of the Company who get the information from one of our employees (an employee’s spouse, friends, broker, etc.). You must never give someone outside of the Company a “tip” regarding non-public inside information—this includes discussions on Internet “chat rooms.”

You may not misuse information from another company. Inside information can also be information you obtained confidentially during the course of your work about another publicly traded company—for example, from a business partner or supplier.

Prompt Internal Reporting of Your Concerns

Your Duty to Speak Up

No company can live up to its commitment to act with integrity if we, as individuals, do not speak up when we should. That is why, in addition to knowing the legal and ethical responsibilities that apply to your job, you should speak up if:

•                  you are ever unsure about the proper course of action and need advice

•                  you believe that someone acting on behalf of the Company is doing—or may be about to do— something that violates the law or the Company’s Code of Conduct

Whom Should I Contact For Help?

If you have a concern about a legal or business conduct issue, you have options. The most important thing is that you use one of these options to ask the question or raise the concern.

Your supervisor is usually a good place to start with a business conduct issue. You may also get help or advice from the Company’s Compliance Officer.

EthicsPoint Reporting System

If you ever feel unsure about where to go, or are uncomfortable using one of the other resources identified in the Code, we have an additional resource that can help: the EthicsPoint reporting service. You can access the EthicsPoint reporting service either on the internet or by phone:

Internet:

Go to: www.ethicspoint.com

Select: file a report

Select a language

Under “File a New Report” enter: Focus Enhancements

Follow the prompts

Phone:

United States: 866-384-4277

Germany: 0800-1016582

The sole purpose of the EthicsPoint reporting service is to answer questions and respond to concerns about compliance, integrity and the policies described in this Code of Conduct. You can use the EthicsPoint reporting service anonymously 24 hours a day, seven days a week.

Remember, too, that if you wish to raise concerns about accounting or auditing matters on an anonymous basis, you can use the EthicsPoint reporting service. Confidentiality will be maintained to the extent consistent with the law, our need to investigate, and our Company’s commitment to cooperate with law enforcement. Any such concerns in this area will be transmitted directly to the audit committee, which is composed of independent members of the Company’s board of directors.

Retaliation Will Not Be Tolerated

Any employee who, in good faith, seeks advice, raises a concern, or reports misconduct is following this Code of Conduct—and doing the right thing. The Company will not allow retaliation against that person. Individuals engaging in retaliatory conduct will be subject to disciplinary action, which may include termination. If you suspect that you or someone you know has been retaliated against for raising a compliance or integrity issue, immediately contact the EthicsPoint reporting service or the Compliance Officer.

We take claims of retaliation seriously. Retaliation against anyone reporting a violation in good faith is strictly prohibited and subject to discipline.

We All Must Follow the Code of Conduct

All directors, officers, employees, and others who perform work for the Company will be held accountable for complying with the law, and the Code of Conduct.

Enforcement: Discipline Will be Imposed for Violations

Violations of the law and the Code are subject to discipline, up to and including termination of employment by the Company. Illegal action will be dealt with swiftly and the violators reported to the authorities, as appropriate. Enforcement will be prompt and consistent, applying appropriate standards and processes as determined by the Compliance Officer.